Exhibit 99.1

3560 Bassett Street, Santa Clara CA 95054

Charles Eddy	Dan Matsui/Gene Heller
Chief Financial Officer	Silverman Heller Associates
(408) 986-9888	(310) 208-2550
INTEVAC INC. REPORTS
THIRD-QUARTER 2005 FINANCIAL RESULTS
$6.2 Million Net Income on Record Equipment Revenues
Santa Clara, Calif. — October 31, 2005 — Intevac, Inc. (Nasdaq: IVAC) reported financial results for the third quarter and nine months ended October 1, 2005.
Revenues for the third quarter of 2005 were $43.5 million, including $41.5 million of Equipment revenues and $2.0 million of Imaging revenues. Equipment revenues consisted of nine magnetic media manufacturing systems; one flat panel manufacturing system; disk lubrication systems; equipment upgrades; spares; consumables; and service. The flat panel manufacturing system, the last to be shipped of the discontinued product line, involved high installation and acceptance testing costs and did not contribute significantly to gross profit. Imaging revenues were primarily from research and development contracts. In the third quarter of 2004, revenues were $35.0 million, including $32.6 million of Equipment revenues and $2.4 million of Imaging revenues. Equipment revenues increased from the same quarter last year due to higher sales of magnetic media manufacturing equipment and recognition of revenue on the flat panel manufacturing system. Imaging revenues decreased as a result of lower revenues from research and development contracts.
Consolidated, Equipment, and Imaging gross margins for the third quarter of 2005 were 31.2%, 32.0% and 13.8%, respectively. On a non-GAAP basis — i.e., excluding the effect of the flat panel system — consolidated and Equipment gross margins were 33.9% and 35.0%, respectively. Consolidated gross margins for the quarter improved from 18.3% in third-quarter 2004 due primarily to lower manufacturing costs and a higher average selling price for 200 Lean systems.
Operating expenses for the third quarter were $7.6 million versus $5.1 million in third quarter 2004. Operating expenses increased as the result of provisions for employee profit sharing and bonus plans, increased R&D spending in Equipment and Imaging, and higher costs in Equipment related to business development, customer service, and support.
Net profit for the third quarter of 2005 was $6.2 million, or $0.29 per diluted share, on 21.4 million weighted-average shares outstanding, compared to net profit of $1.4 million, or $0.07 per diluted share on 20.4 million weighted-average shares outstanding, in the third quarter of 2004.
Revenues for the first nine-months of 2005 rose 43% to $84.5 million from $59.2 million in the first nine-months of 2004. Equipment revenues were $78.4 million, compared to $52.2 million in the prior-year period. The increase was attributable to higher sales of magnetic media manufacturing systems and components, the sale of the flat panel manufacturing system referred to above, and a flat panel technology license. Imaging revenues for the first nine-months of 2005 were $6.1 million, down from $7.0 million in the prior-year period, due to lower revenues from research and development contracts.

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Net income for the first nine-months of 2005 was $6.2 million, or $0.29 per diluted share on 21.1 million weighted-average shares outstanding, compared to net loss of $1.3 million, or $0.07 per diluted share on 19.6 million weighted-average shares, for the same period in 2004. The improvement was attributable to an increase in Equipment business gross margins to 31.2% from 24.7% in the prior year period, higher sales of magnetic disk manufacturing equipment, the sale of a flat panel technology license, and higher interest income. This increase was partially offset by provisions for employee profit sharing and bonus plans, higher research and development expenses in Imaging, increased costs in Equipment related to business development, customer service and support, and increased audit costs related to testing of internal controls.
Order backlog totaled $65.4 million on October 1, 2005, compared to $65.4 million on July 1 2005, and $16.3 million on September 25, 2004.
Intevac Chief Executive Kevin Fairbairn commented: “We are pleased to report excellent third quarter results, which are a record for us in terms of both revenue and profitability. We achieved these results by delivering systems to four different customers in six different locations. This was a terrific accomplishment by our factory and field operations groups that resulted in $6.2 million of net income, or 29 cents per share.
“In Q3, we also demonstrated continuing progress on our product cost reduction activities, which led to higher gross margins and improved financial performance relative to 2004. We believe there is opportunity for improvement and have initiatives in place aimed at further reducing product cost in 2006.
“The transition to perpendicular technology will be the prime driver for growing our business in 2006. All of our 200 Lean customers have informed us of their plans to add perpendicular capable capacity in 2006 and we expect to see an increase in 200 Lean shipments in 2006 relative to 2005.”
Conference Call Information
The Company will discuss its financial results in a conference call today at 1:30 p.m. PDT (4:30 p.m. EDT). To participate in the teleconference, please call toll-free (800) 291-8929 prior to the start time. For international callers, the dial-in number is (706) 634-0478. You may also listen live via the Internet at the Company’s website, www.Intevac.com, under the Investors link, or at www.earnings.com. For those unable to attend, these web sites will host an archive of the call. Additionally, a telephone replay of the call will be available for 48 hours beginning today at 3:30 p.m. PDT. You may access the playback by calling (800) 642-1687 or, for international callers (706) 645-9291, and providing conference ID 1305952.
About Intevac
Intevac is the world’s leading supplier of disk sputtering equipment to manufacturers of magnetic media used in hard disk drives and a developer and provider of leading edge extreme low light imaging sensors, cameras and systems. For more information please visit our website at www.intevac.com.
Safe Harbor Statement
This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Intevac claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” or “anticipates,” and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to, product cost reductions in the Equipment business and increased shipments of 200 Leans in 2006. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from the Company’s expectations. These risks include, but are not limited to, failure to achieve planned product cost reductions and revenue levels. Any of these risks could have a material impact on our business, our financial results and our stock price. These risks and other factors are detailed in the Company’s regular filings with the U.S. Securities and Exchange Commission.
[Financial tables on following pages]

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	3 months ended		9 months ended
	Oct. 1,	Sept. 25,	Oct. 1,	Sept. 25,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net revenues
Equipment	$41,519	$32,636	$78,392	$52,192
Imaging	1,988	2,393	6,138	7,036

Total net revenues	43,507	35,029	84,530	59,228

Gross profit (loss)	13,554	6,410	25,210	13,709
Gross margin
Equipment	32.0%	19.1%	31.2%	24.7%
Imaging	13.8%	7.7%	12.7%	11.4%

Consolidated	31.2%	18.3%	29.8%	23.1%

Operating expenses
Research and development	3,897	2,831	10,435	8,972
Selling, general and administrative	3,746	2,316	9,678	6,709

Total operating expenses	7,643	5,147	20,113	15,681

Operating income/(loss)
Equipment Products	7,177	1,803	9,178	1,123
Imaging	(1,415)	(905)	(3,874)	(2,736)
Corporate	149	365	(207)	(359)

Total operating profit/(loss)	5,911	1,263	5,097	(1,972)

Other income	438	223	1,292	763

Profit/(Loss) before provision for income taxes	6,349	1,486	6,389	(1,209)
Provision for (Benefit from) income taxes	158	115	168	103

Net income/(Loss)	$6,191	$1,371	$6,221	($1,312)

Income (loss) per share
Basic	$0.30	$0.07	$0.30	($0.07)
Diluted	$0.29	$0.07	$0.29	($0.07)
Weighted average common shares outstanding
Basic	20,567	20,104	20,400	19,617
Diluted	21,438	20,387	21,138	19,617

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CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	Oct. 1,	Dec. 31,
	2005	2004
	(Unaudited)
ASSETS
Current assets
Cash, cash equivalents and short term investments	$45,444	$42,034
Accounts receivable, net	33,029	4,775
Inventories — production	24,689	9,120
Inventories — pending acceptance at customer site	7,977	6,255
Prepaid expenses and other current assets	1,334	956

Total current assets	112,473	63,140

Property, plant and equipment, net	6,835	5,996
Long-term investments	—	8,052
Investment in 601 California Avenue LLC	2,431	2,431
Other long-term assets	503	3

Total assets	$122,242	$79,622

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$10,470	$1,647
Accrued payroll and related liabilities	3,125	1,617
Other accrued liabilities	4,632	2,943
Customer advances	25,605	3,833

Total current liabilities	43,832	10,040

Other long-term liabilities	686	207
Shareholders’ equity
Common stock	96,954	94,802
Accumulated other comprehensive income	229	253
Retained earnings (deficit)	(19,459)	(25,680)

Total shareholders’ equity	77,724	69,375

Total liabilities and shareholders’ equity	$122,242	$79,622

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GROSS MARGIN RECONCILIATION
(In thousands)

	3 months ended October 1, 2005
	Equipment	Imaging	Consolidated

	(unaudited)	(unaudited)	(unaudited)
Revenue on a GAAP basis	$41,519	$1,988	$43,507
Less: Flat panel system revenue	3,580		3,580

Revenue on a non-GAAP basis	37,939	1,988	39,927

Gross profit on a GAAP basis	13,280	274	13,554
Less: Gross profit on flat panel system	20	0	20

Gross profit on a non-GAAP basis	$13,260	$274	$13,534

Gross margin
On a GAAP basis	32.0%	13.8%	31.2%
On a non-GAAP basis	35.0%	13.8%	33.9%
This non-GAAP financial information supplements our GAAP financial data by eliminating the effect of a flat panel manufacturing system that the company has not sold since 2003. Management believes that this non-GAAP financial data provides investors with a clearer picture of the performance of the Equipment business as it currently exists, without the holdover effects related to recognition of revenue in the current period from a product line discontinued in 2003. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with GAAP.
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